Exhibit (a)(i)

OFFER TO PURCHASE

PHILLIPS EDISON GROCERY CENTER REIT I, INC.
11501 NORTHLAKE DRIVE
CINCINNATI, OHIO 45249
(513) 554-1110

OFFER TO PURCHASE UP TO 9,300,000 SHARES OF ITS
OUTSTANDING COMMON STOCK AT A PURCHASE
PRICE OF $6.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
EXPIRE AT 5:00 P.M. CENTRAL TIME, JUNE 7, 2016,
UNLESS EXTENDED OR WITHDRAWN

Dear Stockholder:

Phillips Edison Grocery Center REIT I, Inc. (the “Company”) is offering to purchase up to 9,300,000 shares of the Company’s common stock, par value $0.01 per share (“Shares”) for cash at a purchase price equal to $6.00 per Share (the “Purchase Price”) on the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal and the related Instructions to Letter of Transmittal (the “Instructions”). This Offer to Purchase and the Letter of Transmittal, including the Instructions, constitute the “Offer.”

Unless extended or withdrawn, the Offer, proration period and withdrawal rights will expire at 5:00 p.m. Central Time, on Tuesday, June 7, 2016 (the “Expiration Date” or the “Expiration Time”). You may tender all, a portion or none of your Shares.

Stockholders desiring to tender all or any portion of their Shares for purchase must complete and sign a Letter of Transmittal and deliver it to the Company in the manner set forth in “Procedures for Tendering Shares” below. Stockholders not interested in tendering any of their Shares need not take any action.

Because of the “odd lot” priority and proration provisions described in this Offer to Purchase, less than all of the Shares tendered may be purchased if more than 9,300,000 Shares are properly tendered and not properly withdrawn.

Only Shares properly tendered and not properly withdrawn will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.

Subject to complying with applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the total dollar amount of Shares sought in the Offer. In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 3.7 million additional Shares.

The Purchase Price is significantly lower than the most recent estimated value per Share affirmed by our Board of Directors on April 14, 2016. For reasons discussed herein, our Board of Directors recommends that stockholders DO NOT tender their shares in this Offer. However, each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on Form 10-K and our Current Report on Form 8-K filed with the SEC on April 15, 2016 (which disclosed the most recent estimated value per Share affirmed by our Board of Directors), which are incorporated herein by reference and can be found in the “SEC Filings” section of our website, http://www.grocerycenterreit1.com, and consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.

No person has been authorized to make any recommendation on behalf of the Company, our Board of Directors, or DST Systems, Inc., as the Depositary, Paying Agent or Information Agent, or any representation in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, any recommendation and any information and representations must not be relied upon. This Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Questions, requests for assistance and requests for additional copies of the Offer may be directed to DST Systems, Inc., the information agent for the Offer (the “Information Agent”), by telephone toll free at 844-417-4162.

APRIL 25, 2016

PHILLIPS EDISON GROCERY CENTER REIT I, INC.

i

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer but does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the related Letter of Transmittal and the documents incorporated herein by reference because they contain the full details about the Offer and the Company. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. Except where the context suggests otherwise, the terms “we,” “us,” “our” and the “Company” refer to Phillips Edison Grocery Center REIT I, Inc., a Maryland corporation.

Who is offering to purchase my Shares?

Phillips Edison Grocery Center REIT I, Inc., a Maryland corporation, is offering to purchase your Shares. We are an externally managed real estate investment trust, or “REIT,” that invests primarily in well-occupied, grocery-anchored neighborhood and community shopping centers. See “The Offer — Section 13” for additional information regarding the Company.

What is the purpose of the Offer?

We are making this Offer in response to an unsolicited offer to stockholders (the “CMG Offer”) commenced on April 22, 2016 by CMG Partners, LLC, CMG Acquisition Co., LLC and CMG Income Fund II, LLC (collectively, “CMG”). In the CMG Offer, CMG is offering to purchase up to 9,300,000 Shares at a price of $5.25 per Share in cash. The expiration date of the CMG Offer is June 6, 2016 (unless extended). The Shares CMG is proposing to acquire constitute approximately 5.1% of our outstanding common stock.

You should be aware that the Company is not in any way affiliated with CMG, and we believe that the CMG Offer is not in the best interest of our stockholders. After carefully evaluating the CMG Offer and consulting with our management and other personnel of our external advisor, Phillips Edison NTR LLC (the “Advisor”), as well as our outside legal advisor, the Board of Directors of the Company recommends that you reject the CMG Offer and NOT tender your Shares.

We have sent to you our Schedule 14D-9, which we filed with the SEC on April 25, 2016 in response to the CMG Offer and is incorporated herein by reference. Please carefully read this document before making your decision with regard to the CMG Offer. The Schedule 14D-9 gives you a detailed description of the Board of Directors’ reasons for recommending against the CMG Offer. As more fully set forth in the Schedule 14D-9, we believe that the CMG Offer is not in the best interests of stockholders because, among other reasons, the Board believes that the offer price is significantly less than the current and potential long-term value of the Shares. Also, as more fully set forth in the Schedule 14D-9, given the price of the CMG Offer, the Board believes that the CMG Offer represents an opportunistic attempt to purchase Shares at a low price and make a profit and, as a result, deprive stockholders who tender Shares in the CMG Offer of the potential opportunity to realize the full long-term value of their investment in the Company. In summary, we believe that you should view CMG as an opportunistic purchaser that is attempting to acquire your Shares cheaply in order to profit at your expense.

In order to deter CMG and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value, our Board of Directors has authorized this Offer to purchase up to 9,300,000 Shares at $6.00 per Share. However, the Board believes that the offer price of this Offer is still well below the current and potential long-term value of the Shares. Accordingly, the Board recommends that stockholders DO NOT tender their Shares in this Offer or the lower CMG Offer. Please carefully read this Offer to Purchase and the accompanying Letter of Transmittal, which were filed as exhibits to a Schedule TO filed with the SEC on April 25, 2016, before making your decision with regard to this Offer.

The Board acknowledges that each stockholder must evaluate whether to tender his or her Shares in either offer and that because there is no trading market for the Shares an individual stockholder may determine to tender based on, among other things, his or her individual liquidity needs. In addition, the Board believes that in making a decision as to whether to tender his or her Shares in either offer, each stockholder should keep in mind that (a) the Board has the right to amend, suspend or terminate the Company’s share repurchase program (“SRP”) at any time (which program has significant limitations and is suspending during the Self-Tender

Offer in accordance with applicable securities laws), (b) the Board has the right to amend, extend or, upon certain specified conditions, terminate this Offer and (c) the Board makes no assurances with respect to (i) future distributions (which can change periodically) or (ii) the timing of providing liquidity to the stockholders.

How was the offer size and price for this Offer established?

The Board of Directors established the maximum number of Shares that may be purchased in this Offer by matching the maximum number of Shares in the CMG Offer, and established the $6.00 per Share price for this Offer by choosing a price that is higher than the CMG Offer price in order to reduce greatly the risk that CMG will be able to profit at our stockholders’ expense. We chose an offer size and price that is likely to deter CMG and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value, but also considered other uses of our cash at this time given capital expenditure requirements, the liquidity needed to pay a regular dividend and attractive acquisition opportunities in the current real estate market. Our Board of Directors has concluded that our acquisition of Shares pursuant to this Offer would be accretive to remaining stockholders. However, the Board believes that the offer price of this Offer is still well below the current and potential long-term value of the Shares. Accordingly, the Board recommends that stockholders DO NOT tender their Shares in this Offer or the lower CMG Offer.

Why does the Company recommend rejection of its own tender offer?

The Board believes that both the CMG Offer price of $5.25 per Share, and the offer price of this Offer, which is $6.00 per Share, are well below the current and potential long-term value of the Shares, which belief is based on, among other things, the most recent estimated value per Share of $10.20 per Share affirmed by our Board of Directors on April 14, 2016. We are making this Offer only to deter CMG and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value, and in no way suggest that $6.00 per Share is the fair value of our Shares.

What liquidity options are available other than this Offer and the CMG Offer?

The Board of Directors acknowledges that, during the fourth quarter of 2015, repurchase requests surpassed the funding limits under the Company’s SRP. The Board of Directors made a one-time authorization of additional funds that amounted to $10.8 million in order to repurchase Shares that were submitted for repurchase during the October repurchase cycle. However, no funds were available for repurchases in November or December, other than those sought upon a stockholder’s death, determination of incompetence or qualifying disability. As of December 31, 2015, there were outstanding requests to repurchase 3.4 million shares that had not been repurchased due to the SRP’s funding limits. In addition, due to these funding limits, no funds have been or will be available for repurchases during the first and second quarters of 2016, except for repurchases sought upon a stockholder’s death, determination of incompetence or qualifying disability. The funds available for repurchases during the third quarter of 2016, if any, are expected to be limited. Further, the SRP has been temporarily suspended during this Offer, as required by SEC rules. The Board of Directors will continue to consider the liquidity available to stockholders going forward, balanced with other long-term interests of the stockholders and the Company. It is possible that in the future additional liquidity will be made available by the Company through the SRP, issuer tender offers or other methods, though we can make no assurances as to whether that will happen, or the timing or terms of any such liquidity.

Notwithstanding the foregoing, the Board of Directors considered that, throughout its public offering of Shares, the Company’s prospectus disclosed that because of the limited liquidity of the Shares, investors should purchase Shares only as a long-term investment. Pursuant to the Company’s charter, if the Company does not begin the process of achieving a liquidity event by February 2019, the charter requires either (a) an amendment to the charter to extend the deadline to begin the process of achieving a liquidity event or (b) the holding of a stockholders meeting to vote on a proposal for an orderly liquidation of the Company’s portfolio. If the Company sought and failed to obtain stockholder approval of both the charter amendment and our liquidation, the Company would continue its business. Although there can be no assurances, the Company considers liquidity alternatives for its stockholders from time to time, and may begin the process of achieving a liquidity event prior to February 2019.

Will the Company offer to purchase Shares in response to unsolicited tender offers in the future?

If the Board of Directors of the Company determines that it is advisable to do so, the Company may in the future make additional offers to purchase Shares from stockholders in response to unsolicited tender offers. The Board of Directors of the Company may decide that such an offer is advisable for the same reasons as this Offer or for other unrelated reasons.

May I tender Shares in this Offer and the CMG Offer?

You may not tender the same Shares in this Offer and the CMG Offer. If you tender Shares in this Offer, you must represent that the tendered Shares are not encumbered, including by any obligation to transfer them, and that when the Shares are accepted for payment by us, that we will acquire good, marketable and unencumbered title to the Shares.

What will be the effects of the Offer?

The purchase of Shares pursuant to the Offer will have the following effects:

•	Depending on how many Shares are purchased, the Offer will decrease the amount of cash we have available for other purposes, such as making new investments, and will likely increase our leverage and our borrowing costs as we intend to finance a portion of the Offer with borrowings.
•	We believe our acquisition of Shares pursuant to this Offer would be accretive to remaining stockholders.
•	Purchases of Shares pursuant to the Offer will increase the proportionate interest of stockholders that do not tender their Shares.
•	Stockholders who tender all of their Shares will give up the opportunity to participate in any potential future benefits from owning Shares, including the right to receive any future dividends or distributions that we may pay, or to participate in other liquidity options that may be made available by the Company or third parties in the future.

Our purchases of Shares pursuant to the Offer will not result in the deregistration of our Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer — Section 8.”

Where can I find the most recent estimated value per Share?

Because there is no public trading market for the Shares, we cannot provide a market price for the Shares. On April 14, 2016, our Board of Directors approved an estimated value per Share of $10.20 based substantially on the estimated market value of the Company’s portfolio of real estate properties in various geographic locations in the United States as of March 31, 2016. For a description of the valuation methodologies as well as important assumptions and limitations of this valuation, please refer to our Current Report on Form 8-K filed with the SEC on April 15, 2016, which is incorporated herein by reference and can be found in the “SEC Filings” section of our website, http://www.grocerycenterreit1.com.

How many Shares will the Company purchase? What will be the form of payment?

We are offering to purchase for cash up to 9,300,000 Shares at a purchase price equal to $6.00 per Share, subject to the terms and conditions of the Offer. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. Properly tendering Shares assures you that at least a portion of your Shares will be purchased so long as we purchase Shares under the Offer (subject to provisions relating to “odd lot” priority and proration described in “The Offer — Section 1”).

We will announce the preliminary results of the Offer through an amendment to the Schedule TO, including the expected proration factor, and pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we accept for payment promptly after the Expiration Date. If we are required to pro rate, however, we expect it may take at least five business days after the Expiration Date to calculate the final proration factor and begin paying for Shares accepted for payment.

We will pay for Shares that are properly tendered and not properly withdrawn by depositing the Purchase Price in cash with DST Systems, Inc. (“DST”), the paying agent for the Offer (the “Paying Agent”), which will act as your agent for the purpose of receiving payments from us and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by DST in its capacity as the Depositary for the Offer (the “Depositary”) of a properly completed and duly executed Letter of Transmittal and any required signature guarantees and other documents required by the Letter of Transmittal.

Subject to applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the value and number of Shares sought in the Offer. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See “The Offer — Section 1” and “— Section 2.”

May I tender Shares in this Offer for which I plan to request redemption under the Company’s SRP?

The SRP has been temporarily suspended during this Offer as required by SEC rules. No repurchases will be made under the SRP during this Offer and for ten business days thereafter. Redemption requests that are submitted through the SRP during this Offer will not be accepted for consideration and will not affect your ability to participate in this Offer.

If I tender my Shares, and the Company accepts the Shares I tender, will I receive distributions accrued before my Shares are accepted?

Yes, you will be entitled to receive any distributions that accrue prior to the date on which Shares are accepted for payment pursuant to the Offer. Distributions declared by our Board of Directors will accrue on all of your Shares on a daily basis during the term of this Offer (the “Term”). For Shares validly tendered, distributions will cease to accrue on the date that such Shares are purchased through the Offer. Shares purchased in the Offer will therefore no longer be eligible to receive distributions except for any distributions declared to stockholders of record on a date prior to the date that we accept those Shares for payment. Distributions will continue to accrue in accordance with current practice for Shares not tendered or not accepted for purchase.

Distributions accrued for Shares validly tendered will be paid consistent with our current distribution payment practices. As described below, if you tender all of your Shares and have all of your Shares accepted for purchase through the Offer, the accrued distributions on such Shares will be paid to you in cash, regardless of whether you currently participate in the Company’s dividend reinvestment plan (the “DRIP”). If you continue to own Shares following the Offer, your accrued distributions on such Shares will be paid in accordance with your current distribution payment election of cash or participation in the DRIP.

What if I participate in the Company’s DRIP and want to tender all of my Shares?

If you are a participant in the Company’s DRIP, any Shares you are entitled to receive through the DRIP prior to the Expiration Date will be tendered if you indicate on the Letter of Transmittal that you elect to tender ALL of your Shares and we accept all of your Shares for payment in the Offer.

Note that even if you tender all of your Shares, we may not accept all of them for payment. If the Offer is oversubscribed, we will prorate the number of Shares we purchase from tendering stockholders (other than stockholders who receive “odd lot” priority treatment).

If you are a participant in the DRIP, you tender all of your Shares, and we accept all of such Shares for payment, any distributions that are accrued on such Shares through the date we accept the Shares for payment will be made in cash. If we do not accept all of your Shares for payment, distributions that are accrued on any of your Shares during the Term, including tendered Shares that are accepted by us for payment, will be reinvested in Shares pursuant to the DRIP.

What if I participate in the Company’s DRIP and do not want to tender Shares I may receive in the DRIP?

If you do not want to tender any Shares that you may receive through the DRIP prior to the Expiration Date, then you should tender less than all of your Shares on the Letter of Transmittal by writing in a number of Shares that represents less than all whole Shares you own at the time you submit your Letter of Transmittal.

What if stockholders tender more than 9,300,000 Shares?

If more than 9,300,000 Shares are properly tendered and not properly withdrawn, we will purchase Shares on the following basis:

•	First, we will purchase all the Shares properly tendered and not properly withdrawn by any “odd lot holder” (a stockholder of less than 100 Shares) who tenders all of that holder’s Shares; and
•	Second, after the purchase of all the Shares properly tendered by odd lot holders, we will purchase all other Shares properly tendered on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares.

In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 3.7 million additional Shares.

Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, it is possible that we will not purchase all of the Shares that you tender. If the Offer is oversubscribed, and you are not an odd lot holder, the amount of Shares that we purchase from you will be prorated.

If we are required to pro rate, the Paying Agent will determine the proration factor promptly following the Expiration Date. The proration factor will be based on the ratio of (a) 9,300,000 (or, if we increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) minus the aggregate number of Shares to be purchased from odd lot holders to (b) the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than odd lot holders), with appropriate adjustments to avoid the purchase of fractional Shares. The number of Shares accepted for purchase for each stockholder (other than odd lot holders) will equal the number of Shares validly tendered by each stockholder multiplied by the proration factor. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn and because of the odd lot procedure described above, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date. The preliminary results of any proration will be announced through the public filing of an amendment to the Schedule TO as promptly as practicable after the Expiration Date.

The number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. Each stockholder should consult with their tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer. See “The Offer — Section 1.”

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 Shares in the aggregate, you will not be subject to proration if: (a) you properly tender all of these Shares, (b) you do not properly withdraw them before the Expiration Date, and (c) you properly complete and sign the Letter of Transmittal included with this Offer to Purchase and the Odd Lot Certification Form. See “The Offer — Section 1.”

How do I tender Shares that are registered in my name?

If you would like for us to purchase all or a portion of your Shares that are registered in your name, you must properly complete and sign the Letter of Transmittal enclosed herein according to its instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to DST in its capacity as the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal.

Unless the Offer is extended, the completed and executed Letter of Transmittal must be received before the Expiration Time on the Expiration Date. See “The Offer — Section 2.”

How do I tender Shares that I hold through a broker, dealer, commercial bank, trust company, custodian or other nominee?

If your Shares are held through a broker, dealer, commercial bank, trust company, custodian or other nominee, you are not the holder of record on our books and you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through such broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary. The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted. See “The Offer — Section 2.”

Will I be notified of any defects in the documents I submit?

To the extent practicable, the Company and DST will attempt to give notice of any defects or irregularities in tenders, provided, however, that none of the Company, DST or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. The Company will not be liable for failure to waive any condition of the Offer or for any defect or irregularity in any tender of Shares. Therefore, we encourage stockholders to carefully complete their tender materials and submit them as early as possible after they have considered the information in this Offer to Purchase, so that they will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in their tenders. See “The Offer — Section 2.”

What will happen to my fractional Shares in connection with the Offer?

If (a) you are tendering all of your Shares and the Offer is not over-subscribed; or (b) you are an odd lot holder tendering all of your Shares, we will purchase your properly tendered Shares, including any fractional Shares, pursuant to the terms and subject to the conditions of the Offer. If you tender less than all of your Shares by writing in a number of Shares on the Letter of Transmittal that represents less than all of the whole Shares you own at the time that you submit your Letter of Transmittal, any fractional Share that you own will not be tendered. If the Offer is over-subscribed and your tendered Shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the purchase of your fractional Share. See “The Offer —  Section 9.”

Will I have to pay brokerage fees and commissions if I tender my Shares?

No, if you are the holder of record of your Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company, custodian or other nominee to determine whether any such charges will apply.

What is the accounting treatment of the Offer for the Company?

The purchase of Shares pursuant to the Offer will reduce our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased, and, either in whole or in part, and also equal to the aggregate Purchase Price of the Shares purchased, reduce our total cash and/or increase our indebtedness in an amount equal to the amount of monies drawn on our credit facility, if any, to fund all or a portion of the Purchase Price.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body required for us to acquire Shares pursuant to the Offer. We intend, however, to seek any approvals or make any notice filings that may be required. We may be required to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending receipt of any approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See “The Offer — Section 6” and “— Section 15.”

Must I tender all of my Shares to participate in the Offer?

No. Subject to the conditions described herein for odd lot holders, you may tender all of your Shares, a portion of your Shares or none of your Shares. You are able to tender your Shares regardless of how long you have owned them. See “The Offer — Section 3.”

When will the Offer expire? Can the Offer be extended? How will I be notified if the Offer period is extended?

You may tender your Shares until the Offer expires on the Expiration Date, which is June 7, 2016 unless extended by us. We may choose to extend the Offer period for any reason. If we extend the Offer period, we will make a public announcement no later than 9:00 a.m. Eastern Time on the next business day after the previously scheduled Expiration Time. We cannot assure you that the Offer will be extended or, if extended, for how long it will be extended. See “The Offer — Section 1” and “— Section 7.”

Will there be any tax consequences to me if I tender my Shares?

Yes. If we accept your tender of Shares, you will be treated as either having sold or exchanged those Shares in a taxable transaction or, under certain circumstances, as having received a distribution with respect to those Shares that is treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. You should consult your tax advisor regarding the tax consequences of tendering your Shares. See “The Offer — Section 16.”

May I withdraw my tendered Shares?

Yes. You may withdraw any or all Shares tendered at any time prior to the Expiration Time. To withdraw your tendered Shares, you must either (a) call 844-417-4162, or (b) properly submit a written notice of withdrawal (a “Withdrawal Letter”) and deliver it, together with any required signature guarantees and any other required documents, to the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal. Please note that a Withdrawal Letter delivered via a method of delivery other than U.S. mail or overnight courier service will not be accepted. See “The Offer — Section 4.”

How will the Company pay for the Shares?

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $55.8 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares (resulting in a commensurate increase in the dollar volume by up to approximately $22.0 million) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $56.1 million. We intend to fund the purchase of Shares in the Offer and pay related costs by using our available cash, which may include funds received from draws on our credit facility. See “The Offer — Section 12.”

What are the most significant conditions to the Offer?

Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including but not limited to:

•	no threatened or pending action, suit or proceeding by any third-party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly:
•	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relates to the transactions contemplated by the Offer;
•	in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer;
•	makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer; or
•	materially impairs the contemplated benefits to us of the Offer;
•	no change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:
•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
•	the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly or indirectly involving the United States;
•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;
•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•	no tender or exchange offer for any or all Shares (other than the Offer or the CMG Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed and we have not entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•	CMG shall not have extended, amended or terminated the CMG Offer;
•	we have not learned that:
•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC);
•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or
•	any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);
•	no person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;
•	no action has been taken and no statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:
•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;
•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
•	otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;
•	no change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has or have a material adverse effect on our business or prospects, or the benefits to us of the Offer;
•	no approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or
•	we shall not have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be held of record by less than 300 persons.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT under the Code, we may terminate or amend the Offer or postpone the acceptance of Shares for payment.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;
•	extend the Offer and, subject to withdrawal rights as set forth in “The Offer — Section 4”, retain all of the tendered Shares until the expiration of the Offer as so extended;

•	waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered and not withdrawn prior to the Expiration Date; or
•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. The Offer is not conditioned upon on any minimum number of Shares being tendered.

May you amend or terminate the Offer?

Yes, we may amend or terminate the Offer in our sole discretion. The Offer is not conditioned upon the tender of any minimum number of Shares. We are not required to accept or pay for any Shares tendered unless the conditions to the Offer have been met. See “The Offer — Section 6” and “— Section 7.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Offer contains certain forward-looking statements and information relating to us that are based on current expectations, estimates, forecasts and projections and our management’s beliefs and assumptions about us, our future performance and our business, including statements about the Offer. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in the Offer, which are not statements of historical fact. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with broker dealers or due diligence firms in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “believe,” “estimate,” “expect,” “anticipate,” “intend,” “outlook,” “could,” “target,” “seek,” “should,” “may,” “assume,” “continue,” “plan” and “project” and as well as variations of such words and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions, including the fulfillment of the conditions to this Offer, that make the future difficult to predict. Actual results may not conform to, and may differ materially from, our expectations, intentions and predictions. We describe risks, uncertainties and assumptions that could affect our ability to execute our strategy, our future financial condition and the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, which may be added to, or revised by, subsequent filings with the SEC.

Except as required by applicable law, we neither intend to nor assume any obligation to update these forward-looking statements, which speak only as of the respective dates on which they were made. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by our forward-looking statements.

THE OFFER

1. Price; Number of Shares; Expiration Date; Proration

We are making this Offer in response to an unsolicited offer to stockholders (the “CMG Offer”) commenced on April 22, 2016 by CMG Partners, LLC, CMG Acquisition Co., LLC and CMG Income Fund II, LLC (collectively, “CMG”). In the CMG Offer, CMG is offering to purchase up to 9,300,000 Shares at a price of $5.25 per Share in cash. The expiration date of the CMG Offer is June 6, 2016 (unless extended). The Shares CMG is proposing to acquire constitute approximately 5.1% of our outstanding common stock.

You should be aware that the Company is not in any way affiliated with CMG, and we believe that the CMG Offer is not in the best interest of our stockholders. After carefully evaluating the CMG Offer and consulting with our management and other personnel of our external advisor, Phillips Edison NTR LLC (the “Advisor”), as well as our outside legal advisor, the Board of Directors of the Company recommends that you reject the CMG Offer and NOT tender your Shares.

We have sent to you our Schedule 14D-9, which we filed with the SEC on April 25, 2016 in response to the CMG Offer and is incorporated herein by reference. Please carefully read this document before making your decision with regard to the CMG Offer. The Schedule 14D-9 gives you a detailed description of the Board of Directors’ reasons for recommending against the CMG Offer. As more fully set forth in the Schedule 14D-9, we believe that the CMG Offer is not in the best interests of stockholders because, among other reasons, the Board believes that the offer price is significantly less than the current and potential long-term value of the Shares. Also, as more fully set forth in the Schedule 14D-9, given the price of the CMG Offer, the Board believes that the CMG Offer represents an opportunistic attempt to purchase Shares at a low price and make a profit and, as a result, deprive stockholders who tender Shares in the CMG Offer of the potential opportunity to realize the full long-term value of their investment in the Company. In summary, we believe that you should view CMG as an opportunistic purchaser that is attempting to acquire your Shares cheaply in order to profit at your expense.

In order to deter CMG and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value, our Board of Directors has authorized this Offer to purchase up to 9,300,000 Shares at $6.00 per Share. However, the Board believes that the offer price of this Offer is still well below the current and potential long-term value of the Shares. Accordingly, the Board recommends that stockholders DO NOT tender their Shares in this Offer or the lower CMG Offer. Please carefully read this Offer to Purchase and the accompanying Letter of Transmittal, which were filed as exhibits to a Schedule TO filed with the SEC on April 25, 2016, before making your decision with regard to this Offer.

The Board acknowledges that each stockholder must evaluate whether to tender his or her Shares in either offer and that because there is no trading market for the Shares an individual stockholder may determine to tender based on, among other things, his or her individual liquidity needs. In addition, the Board believes that in making a decision as to whether to tender his or her Shares in either offer, each stockholder should keep in mind that (a) the Board has the right to amend, suspend or terminate the Company’s share repurchase program (“SRP”) at any time (and there is only a limited opportunity to redeem Shares under the program), (b) the Board has the right to amend, extend or, upon certain specified conditions, terminate this Offer and (c) the Board makes no assurances with respect to (i) future distributions (which are set and can change periodically) or (ii) the timing of providing liquidity to the stockholders.

The Board of Directors established the maximum number of Shares that may be purchased in this Offer by matching the maximum number of Shares in the CMG Offer, and established the $6.00 per Share price for this Offer by choosing a price that is higher than the CMG Offer price in order to reduce greatly the risk that CMG will be able to profit at our stockholders’ expense. We chose an offer size and price that is likely to deter CMG and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value, but also considered other uses of our cash at this time given capital expenditure requirements, the liquidity needed to pay a regular dividend and attractive acquisition opportunities in the current real estate market. Our Board of Directors has concluded that our acquisition of Shares pursuant to this Offer would be accretive to remaining stockholders.

The Board believes that both the CMG Offer price of $5.25 per Share, and the offer price of this Offer, which is $6.00 per Share, are well below the current and potential long-term value of the Shares, which belief is based on, among other things, the most recent estimated value per Share of $10.20 per Share affirmed by our Board of Directors on April 14, 2016. We are making this Offer only to deter CMG and other potential future bidders that may try to exploit the illiquidity of our Shares and acquire them from our stockholders at prices substantially below their fair value, and in no way suggest that $6.00 per Share is the fair value of our Shares.

The Board of Directors acknowledges that, during the fourth quarter of 2015, repurchase requests surpassed the funding limits under the Company’s SRP. The Board of Directors made a one-time authorization of additional funds that amounted to $10.8 million in order to repurchase Shares that were submitted for repurchase during the October repurchase cycle. However, no funds were available for repurchases in November or December, other than for repurchases sought upon a stockholder’s death, determination of incompetence or qualifying disability. As of December 31, 2015, there were outstanding requests to repurchase 3.4 million shares that had not been repurchased due to the SRP’s funding limits. In addition, due to these funding limits, no funds have been or will be available for repurchases during the first and second quarters of 2016, except for repurchases sought upon a stockholder’s death, determination of incompetence or qualifying disability. The funds available for repurchases during the third quarter of 2016, if any, are expected to be limited. Further, the SRP has been temporarily suspended during this Offer, as required by SEC rules. The Board of Directors will continue to consider the liquidity available to stockholders going forward, balanced with other long-term interests of the stockholders and the Company. It is possible that in the future additional liquidity will be made available by the Company through the SRP, issuer tender offers or other methods, though we can make no assurances as to whether that will happen, or the timing or terms of any such liquidity.

Notwithstanding the foregoing, the Board of Directors considered that, throughout its public offering of Shares, the Company’s prospectus disclosed that because of the limited liquidity of the Shares, investors should purchase Shares only as a long-term investment. Pursuant to the Company’s charter, if the Company does not begin the process of achieving a liquidity event by February 2019, the charter requires either (1) an amendment to the charter to extend the deadline to begin the process of achieving a liquidity event or (2) the holding of a stockholders meeting to vote on a proposal for an orderly liquidation of the Company’s portfolio. If the Company sought and failed to obtain stockholder approval of both the charter amendment and our liquidation, the Company would continue its business. Although there can be no assurances, the Company considers liquidity alternatives for its stockholders from time to time, and may begin the process of achieving a liquidity event prior to February 2019.

Subject to the terms and conditions of the Offer, we will purchase for cash up to 9,300,000 Shares which are properly tendered and not properly withdrawn prior to the Expiration Date at a purchase price equal to $6.00 per Share. We reserve the right to extend the Offer (see Section 7). In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 3.7 million additional Shares.

Because of the “odd lot” priority and proration provisions described herein, all Shares properly tendered and not properly withdrawn may not be purchased if more than 9,300,000 Shares are properly tendered and not properly withdrawn. Shares tendered but not purchased will be returned promptly following the Expiration Date.

As of April 15, 2016, there were 183,080,920 Shares issued and outstanding. The Shares are not listed on a national securities exchange.

If a Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.

Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on Form 10-K and our Current Report on Form 8-K filed with the SEC on April 15, 2016 (which disclosed the most recent estimated value per Share affirmed by our Board of Directors), which are incorporated herein by reference and can be found in the “SEC Filings” section of our website, http://www.grocerycenterreit1.com, and consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 6.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to increase or decrease the total dollar amount of Shares sought in the Offer, (c) to amend the Offer prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 6 prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably calculated to inform them of the change in compliance with Rule 13e-4(e)(3) under the Exchange Act. In the case of an extension of the Offer, we will make a public announcement no later than 9:00 a.m. Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

If we (a) increase or decrease the highest or lowest price that may be paid for the Shares, (b) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (c) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the adjustment, increase or decrease is first published, sent or given.

Stockholders properly tendering Shares can expect to have at least a portion of their Shares purchased if any Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority and proration described herein).

The Company will not accept or pay for any Shares that are subject to, and all Shares tendered in the Offer must be free and clear of, any liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever. The Company will acquire all rights and benefits arising from any Shares that it accepts and pays for in the Offer, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares to stockholders of record on or prior to the date on which the Shares are accepted for payment pursuant to the Offer will be for the account of the tendering stockholder(s).

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if more than 9,300,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will:

•	First, purchase all Shares tendered by any Odd Lot Holder (as defined below) who: (1) properly completes and submits the Letter of Transmittal and the Odd Lot Certification Form included with this Offer to Purchase, and (2) properly tenders all Shares owned beneficially or of record by the Odd Lot Holder and does not properly withdraw this tender (note: tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference).
•	Second, purchase all other Shares properly tendered and not properly withdrawn on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased up to 9,300,000 Shares; provided that we may increase the number of Shares purchased by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer which, if we do so, could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 3.7 million Shares.

Odd Lots.  The terms “odd lot” and “Odd Lot Holder” refer to persons who are record or beneficial owners of a total of fewer than 100 Shares. All Shares properly tendered prior to the Expiration Date by an Odd Lot

Holder who is tendering all Shares owned by that Odd Lot Holder will be purchased by us in the Offer if they are not properly withdrawn. This will be the case even if the Offer is oversubscribed and other tendering stockholders have the amount of their tendered Shares prorated. Odd Lot Holders should certify their status in the appropriate place on the Odd Lot Certification Form included with this Offer to Purchase. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 2. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts holding fewer than 100 Shares. Any Odd Lot Holder wishing to tender all of his, her or its Shares pursuant to the Offer should complete the Letter of Transmittal and the Odd Lot Certification Form included with this Offer to Purchase.

Proration.  The Paying Agent will determine the proration factor following the Expiration Date, if required. Subject to adjustments to avoid the purchase of fractional Shares, the proration factor will be based on the ratio of (i) 9,300,000 (or, if we increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) minus the aggregate number of Shares to be purchased from Odd Lot Holders to (ii) the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). The number of Shares accepted for purchase for each stockholder (other than Odd Lot Holders) will equal the number of Shares validly tendered by each stockholder multiplied by the proration factor. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn at or below the Purchase Price, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date. The preliminary results of any proration will be announced through the public filing of an amendment to the Schedule TO as promptly as practicable after the Expiration Date.

2. Procedures for Tendering Shares

If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any other documents required by the Letter of Transmittal, to the Depositary at the appropriate address provided on the “Important Instructions and Information” page accompanying the Letter of Transmittal.

Odd Lot Holders must tender all of their Shares and also complete the Letter of Transmittal included with this Offer to Purchase to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1. Odd Lot Holders should also complete the Odd Lot Certification Form included with this Offer to Purchase.

If your Shares are held through a broker, dealer, commercial bank, trust company, custodian or other nominee, you are not the holder of record on our books and you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through such broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary (DST). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (DST) on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.

If you are a broker, dealer, commercial bank, trust company, custodian or other nominee tendering Shares on behalf of your client, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the appropriate address provided on the “Important Instructions and Information” page accompanying the Letter of Transmittal.

Shares will be deemed delivered only when all required documentation, properly completed and executed, is received by the Depositary. Please note that a Letter of Transmittal delivered via a method of delivery not specified in the Letter of Transmittal will not be accepted. The only acceptable methods of delivery of the Letter of Transmittal are those set forth in the Letter of Transmittal. Hand delivery is not among the acceptable methods set forth in the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the stockholder tendering Shares. A completed and executed Letter of Transmittal must be received by the Depositary before 5:00 p.m. Central Time on the Expiration Date. You should allow sufficient time to ensure timely delivery. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.

Signature Guarantees and Method of Delivery.  No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares tendered; or
•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17-Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal.

U.S. Federal Backup Withholding Tax.  Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in Section 16) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides its taxpayer identification number (i.e., its employer identification number or social security number) to the Paying Agent (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Any tendering stockholder that is a U.S. stockholder who has not previously provided an IRS Form W-9 to DST should complete and sign an IRS Form W-9 so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Paying Agent that the stockholder is not subject to such backup withholding tax. If a U.S. stockholder does not provide the Paying Agent with the correct taxpayer identification number, the U.S. stockholder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. persons) are not subject to U.S. federal backup withholding tax. In order for a non-U.S. person to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status.

Stockholders are urged to consult with their tax advisor regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of certain U.S. federal income tax consequences related to the Offer, see Section 16.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of Shares to be accepted and the validity, form eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion. Any such determination will be final and binding on all parties except as may be finally determined in a subsequent judicial proceeding challenging the Company’s determination. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares which may, in the opinion the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date and to waive any defect or irregularity in any tender with respect to any particular Share, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. To the extent practicable, the Company and DST will give notice of any defects or irregularities in tenders, provided, however, that none of the Company, DST or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. We strongly encourage stockholders to submit completed tender materials as early as possible after they have properly considered the information in this Offer to Purchase, so that they will have as much time as possible prior the Expiration Date to correct any defects or irregularities in the materials they provide to us.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.  Under Rule 14e-4 promulgated under the Exchange Act, no person acting alone or in concert with others may directly or indirectly tender Shares for the person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, the person has a “net long position” (i.e., more Shares held in long positions than in short positions) in a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered the Shares for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) the stockholder has a “net long position” in a number of Shares or “equivalent securities” at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (b) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

3. Amount of Tenders

Stockholders may tender all of their Shares or a portion of their Shares specified as a number of Shares that is less than all of their Shares. A stockholder will be able to tender his or her Shares to us for purchase regardless of when the stockholder first purchased the Shares.

4. Withdrawal Rights

Stockholders may withdraw Shares tendered at any time prior to 5:00 p.m. Central Time on the Expiration Date. We will not accept any Shares for payment prior to that time. Stockholders may also withdraw Shares tendered at any time on or after June 20, 2016, if their Shares have not been accepted for payment prior to that time.

For withdrawal to be effective, stockholders must either (a) call 844-417-4162, or (b) send a Withdrawal Letter by mail or overnight courier service and timely received by the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal. Any such Withdrawal Letter must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. You should allow sufficient time to ensure timely delivery of your Withdrawal Letter. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.

Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered again by following one of the procedures described in Section 2 at any time before the Expiration Date.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any Withdrawal Letter, and our determination shall be final and binding, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of the Company, its affiliates, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any Withdrawal Letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5. Purchase and Payment for Tendered Shares

Upon the terms and subject to the conditions of the Offer, following the Expiration Date, we will accept for payment up to 9,300,000 Shares that are properly tendered and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority and proration provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of tendered Shares for payment.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

If we are required to pro rate, the Paying Agent will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. We do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date. Payment for Shares purchased pursuant to the Offer will not occur on any date on which a dividend distribution is paid by the Company. All Shares tendered and not purchased due to proration will be returned to the tendering stockholders.

Under no circumstances will we pay interest on the Purchase Price even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. For example, the Offer is subject to certain conditions. See Section 6.

We will purchase 9,300,000 Shares if the Offer is fully subscribed, which would represent approximately 5.1% of the issued and outstanding Shares as of April 15, 2016.

We may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. If we do so, the number of Shares accepted for payment in the Offer will increase by up to approximately 3.7 million additional Shares.

If more than 9,300,000 Shares are duly tendered prior to 5:00 p.m. Central Time on the Expiration Date and proration is required as described in Section 1, we will not pay for any Shares tendered until after the final proration has been completed. We will deduct all transfer taxes, if any, payable on the transfer to us of the Shares purchased pursuant to the Offer.

The SRP has been temporarily suspended during this Offer, as required by SEC rules. No repurchases will be made under the SRP during this Offer and for ten business days thereafter. Redemption requests that are submitted through the SRP during this Offer will not be accepted for consideration and will not affect your ability to participate in this Offer.

6. Conditions of the Offer

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or are determined by us, in our reasonable judgment, to have occurred) that, in our reasonable judgment, regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares tendered in the Offer:

•	any threatened or pending action, suit or proceeding by any third-party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal shall have been instituted or shall be pending, or we have received notice of any such action, that directly or indirectly:
•	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relates to the transactions contemplated by the Offer;
•	in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer;
•	makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer; or
•	materially impairs the contemplated benefits to us of the Offer;
•	any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:
•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
•	the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly or indirectly involving the United States;
•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;
•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•	a tender or exchange offer for any or all Shares (other than the Offer or the CMG Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed and we have not entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;
•	CMG shall not have extended, amended or terminated the CMG Offer;

•	we learn that:
•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC);
•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or
•	any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);
•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;
•	any action has been taken and no statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:
•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;
•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
•	otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;
•	any change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has or have a material adverse effect on our business or prospects, or the benefits to us of the Offer;
•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or
•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be held of record by less than 300 persons.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT under the Code, we may terminate or amend the Offer or postpone the acceptance of Shares for payment.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;
•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the Shares until the expiration of the Offer as so extended;

•	waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered and not withdrawn prior to the Expiration Date; or
•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (other than any action or omission to act by us), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction.

7. Extension of the Offer; Termination; Amendment

Subject to any applicable rule and regulation of the SEC, we expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Paying Agent and the Depositary and making a public announcement of the extension. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw his or her Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Paying Agent and the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by adjusting the Purchase Price for Shares purchased in the Offer or increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the public announcement must be issued no later than 9:00 a.m. Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service, PR Newswire or a comparable service or by filing a Current Report on Form 8-K. We will not be required to amend or extend the Offer if the increase in the value of Shares purchased in the Offer does not cause the number of additional Shares purchased to exceed 2% of the outstanding Shares.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law.

SEC rules and related releases and interpretations provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. The Offer will be extended until the expiration of the period of at least ten business day if:

•	we adjust the Purchase Price for Shares purchased in the Offer or increase or decrease the value and number of Shares sought in the Offer (and thereby increase or decrease the number of Shares that may be purchased in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of additional Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and
•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the stockholders in the manner specified in this Section 7.

8. Certain Effects of the Offer

The purchase of Shares pursuant to the Offer will have the following effects:

•	Depending on how many Shares are purchased, the Offer will decrease the amount of cash we have available for other purposes, such as making new investments, and will likely increase our leverage and our borrowing costs as we intend to finance a portion of the Offer with borrowings.
•	We believe our acquisition of Shares pursuant to this Offer would be accretive to remaining stockholders.
•	Purchases of Shares pursuant to the Offer will increase the proportionate interest of stockholders that do not tender their Shares.
•	Stockholders who tender all of their Shares will give up the opportunity to participate in any potential future benefits from owning Shares, including the right to receive any future dividends or distributions that we may pay, or to participate in other liquidity options that may be made available by the Company or third parties in the future.

Our purchases pursuant to the Offer will not result in the deregistration of our Shares under the Exchange Act.

9. Treatment of Fractional Shares

If (a) you are tendering all of your Shares and the Offer is not over-subscribed; or (b) you are an Odd Lot Holder tendering all of your Shares, we will purchase your properly tendered Shares, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. If you tender a total number of whole Shares such that if this number was to be accepted by the Company you would be left with only a fractional Share on the Company’s stock ledger, we will consider you to be tendering all of your Shares, including the fractional Share. If you tender less than all of your Shares by writing in a number of Shares on the Letter of Transmittal that represents less than all of the whole Shares you own at the time that you submit your Letter of Transmittal, any fractional Share that you own will not be tendered. If the Offer is over-subscribed and your tendered Shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the purchase of your fractional Share.

10. Use of Securities Acquired

We currently intend to cancel and retire Shares purchased in the Offer. These Shares will return to the status of authorized and unissued common stock and will be available for us to issue without further stockholder action for all purposes except as required by applicable law.

11. Plans and Proposals

Except as described or incorporated by reference herein, or as may occur in the ordinary course of business, we have no definitive plans to take any action that relates to or would result in any of the following:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries, other than the acquisition and disposition of properties in the ordinary course of business;

•	any material change in our present dividend rate or policy, or in the indebtedness or capitalization of the Company;
•	any change in our present Board of Directors or management, except that the Board intends to add one additional independent director;
•	any other material change in our corporate structure or business;
•	any class of our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;
•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or
•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

12. Source and Amount of Funds

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $55.8 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer in accordance with rules promulgated by the SEC. If we increase the number of Shares accepted by up to 2% of the outstanding Shares, the dollar value of the Offer would increase by up to approximately $22.0 million. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $56.1 million. We intend to fund the purchase of Shares in the Offer and pay related costs by using our available cash, which may include funds received from draws on our credit facility as defined and described below. Our ability to draw on the credit facility is not a condition of this Offer. We contemplate repaying any borrowed funds out of cash from operations, proceeds from the disposition of assets, and/or proceeds from new loans, which may be unsecured or secured by one or more of our properties.

Credit Facility

On December 18, 2013, the Company, Phillips Edison Grocery Center Operating Partnership I, L.P., (the “Operating Partnership” or “Borrower”), certain subsidiaries of the Company (the “Guarantors”), Bank of America, N.A. (“Bank of America”), in its capacity as administrative agent, swing line lender and letter of credit issuer, KeyBank National Association (“KeyBank”) and Citibank, N.A., in their capacity as co-syndication agents, and certain other lenders, entered into a $350 million unsecured revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility includes a sublimit of $35 million for swing line loans and a sublimit of $35 million for letters of credit. The Revolving Credit Facility provides the Operating Partnership with the ability from time to time to increase the size of the Revolving Credit Facility up to a total of $600 million. Until a Borrowing Base Termination Event (as defined below) occurs, the Revolving Credit Facility will be guaranteed by the Company and the Guarantors. Upon the occurrence of a Borrowing Base Termination Event, these guarantees will be released. A Borrowing Base Termination Event is defined as the occurrence of either of the following: (a) the Company obtains an investment grade rating or (b) (i) the total asset value exceeds $2.0 billion and (ii) the aggregate occupancy of all unencumbered properties is greater than or equal to 80%.

The Revolving Credit Facility matures on December 18, 2017 and contains two six-month extension options that the Operating Partnership may exercise upon payment of an extension fee equal to 0.075% of the total commitments under the Revolving Credit Facility at the time of each extension and subject to certain other conditions. Amounts outstanding under the Revolving Credit Facility will bear interest at either (a) the sum of (i) the highest of (x) the prime rate announced by Bank of America from time to time, (y) one-month LIBOR plus 1.0% or (z) the federal funds effective rate plus 0.50%, plus (ii) 0.3% to 1.1% depending upon the Company’s then current leverage ratio (the “Base Rate”) or (b) LIBOR plus 1.3% to 2.1% depending upon the Company’s then current leverage ratio (the “LIBOR Rate”). The Operating Partnership has the option to elect whether advances under the Revolving Credit Facility will incur interest at either the Base Rate or the LIBOR Rate; however, all swing line loans are to incur interest at the Base Rate. The Operating Partnership must pay to Bank of America a quarterly unused facility fee that equals the amount of the Revolving Credit Facility unused by the Operating Partnership on a given day multiplied by either (1) 0.15% if 50% or more of the Revolving Credit Facility is being used or, (2) 0.25% if less than 50% of the Revolving Credit Facility is being used.

The Revolving Credit Facility requires monthly payments of accrued unpaid interest. The Operating Partnership has the right to prepay any outstanding amount at any time with no prepayment penalty or premium. The Company and certain of its subsidiaries have guaranteed the Operating Partnership’s obligations under the Revolving Credit Facility.

Availability under the Revolving Credit Agreement is subject to compliance with a borrowing base and the Revolving Credit Facility requires adherence to certain financial covenants, including, but not limited to: (a) a maximum leverage ratio; (b) a maximum secured leverage ratio; (c) a minimum fixed charge coverage ratio; (d) minimum tangible net worth; and (e) a ratio of maximum unsecured indebtedness to unencumbered asset value.

On November 17, 2014, the Company, the Operating Partnership, Bank of America, N.A., in its capacity as administrative agent, KeyBank National Association and Citibank, N.A., in their capacity as co-syndication agents, and certain other lenders, amended the Revolving Credit Facility (as amended, the “Amended Credit Facility”). The Amended Credit Facility increased the aggregate commitments from the lenders from $350 million to $700 million. The Amended Credit Facility also provided the Operating Partnership with the ability to increase the size of the Amended Credit Facility up to a total of $1.0 billion.

On September 15, 2015, the Company, the Operating Partnership, Bank of America, N.A., in its capacity as administrative agent, and certain other lenders, entered into a third amendment (the “Third Amendment”) to the Amended Credit Facility. The Third Amendment provides for the addition of a term loan facility and three term loan tranches with principal amounts and maturities that correspond to three interest rate swap agreements that the Operating Partnership executed in April 2015. The first tranche of term loans has a principal amount of $100 million and matures in February 2019, subject to two 12-month extensions at the Operating Partnership’s option. The second tranche of term loans has a principal amount of $175 million and matures in February 2020, subject to one 12-month extension at the Operating Partnership’s option. The third tranche of term loans has a principal amount of $125 million and matures in February 2021. A maturity date extension for the first or second tranche of term loans requires the payment of an extension fee of 0.15% of the then outstanding principal amount of the corresponding tranche.

As part of the Third Amendment, certain covenants contained in the Amended Credit Facility were modified, including the deletion of the negative covenant with respect to investments, amendments to minimum tangible net worth requirements, and reductions to the ratio of unencumbered net operating income to interest expense on unsecured indebtedness. In addition, changes were made to reduce the capitalization rate from 7.0% to 6.75% and to make certain modifications to the definitions of (a) funds from operations, (b) the leverage ratio, (c) the secured leverage ratio, (d) total asset value and (e) unencumbered asset value.

13. Certain Information About the Company

Our Business

The Company is a Maryland corporation formed in October 2009 that invests primarily in well-occupied, grocery-anchored neighborhood and community shopping centers. The principal offices of the Company are located at 11501 Northlake Drive, Cincinnati, Ohio. 45249, and its telephone number is (513) 554-1110.

The Company has operated in a manner intended to qualify as a REIT for federal income tax purposes since the taxable year ended December 31, 2010, when the Company first elected REIT status. We utilize an Umbrella Partnership Real Estate Investment Trust organizational structure to hold all or substantially all of our assets through the Operating Partnership, Phillips Edison Grocery Center Operating Partnership I, L.P.

We are externally managed by the Advisor and have no employees. The Advisor is Phillips Edison NTR LLC, which is directly or indirectly owned by Phillips Edison Limited Partnership (the “Phillips Edison sponsor”) and Michael Phillips and Jeffrey Edison, principals of our Phillips Edison sponsor. Under the terms of the advisory agreement between the Advisor and us, the Advisor is responsible for the management of our day-to-day activities and the implementation of our investment strategy.

We are not a mutual fund and have not registered, and do not intend to register, as an investment company under the Investment Company Act of 1940, as amended.

We invest primarily in well-occupied, grocery-anchored neighborhood and community shopping centers having a mix of creditworthy national and regional retailers selling necessity-based goods and services in strong demographic markets throughout the United States. As of December 31, 2015, we owned fee simple interests in 147 real estate properties acquired from third parties unaffiliated with us or the Advisor.

As of April 15, 2016, we had 183,080,920 Shares outstanding, held by approximately 40,355 stockholders. The majority of these Shares were sold in a primary public offering that terminated in 2014. We have sold and continue to sell Shares pursuant to our DRIP.

Share Repurchase Program

There is no public market for Shares and we currently have no obligation or plans to apply for listing on any public securities market. Therefore, redemption of shares by us is generally the only way for stockholders to dispose of their shares.

The SRP has been temporarily suspended during this Offer as required by SEC rules. No repurchases will be made under the SRP during this Offer and for ten business days thereafter. Redemption requests that are submitted through the SRP during this Offer will not be accepted for consideration and will not affect your ability to participate in this Offer.

During the fourth quarter of 2015, repurchase requests surpassed the funding limits under the Company’s SRP. The Board of Directors made a one-time authorization of additional funds that amounted to $10.8 million in order to repurchase Shares that were submitted for repurchase during the October repurchase cycle. However, no funds were available for repurchases in November or December, other than those sought upon a stockholder’s death, determination of incompetence or qualifying disability. As of December 31, 2015, there were outstanding requests to repurchase 3.4 million shares that had not been repurchased due to the SRP’s funding limits. In addition, due to these funding limits, no funds have been or will be available for repurchases during the first and second quarters of 2016, except those sought upon a stockholder’s death, determination of incompetence or qualifying disability. The funds available for repurchases during the third quarter of 2016, if any, are expected to be limited. The Board of Directors will continue to consider the liquidity available to stockholders going forward, balanced with other long-term interests of the stockholders and the Company. It is possible that in the future additional liquidity will be made available by the Company through the SRP, issuer tender offers or other methods, though we can make no assurances as to whether that will happen, or the timing or terms of any such liquidity.

For more information regarding the terms of the SRP and recent repurchase history, please see our most recent Annual Report on Form 10-K and our Current Report on Form 8-K filed with the SEC on April 15, 2016, which are incorporated herein by reference and can be found in the “SEC Filings” section of our website, http://www.grocerycenterreit1.com.

Estimated Per Share Value

On April 14, 2016, our Board of Directors approved an estimated value per Share of $10.20 based substantially on the estimated market value of the Company’s portfolio of real estate properties in various geographic locations in the United States as of March 31, 2016. For a description of the valuation methodologies as well as important assumptions and limitations of this valuation, please refer to our Current Report on Form 8-K filed with the SEC on April 15, 2016, which is incorporated herein by reference and can be found in the “SEC Filings” section of our website, http://www.grocerycenterreit1.com.

Distribution Information

We pay distributions based on daily record dates, payable monthly in arrears. During the years ended December 31, 2015 and 2014, our Board of Directors authorized distributions based on daily record dates for each day during the periods from January 1 through December 31, 2015 and 2014. The authorized distributions for January 2014 through December 2015 were equal to a daily amount of $0.00183562 per share of common stock.

The total monthly distributions paid to common stockholders for the years ended December 31, 2015 and 2014 were as follows (in thousands):

	2015	2014
Distributions paid to common stockholders	$123,190	$119,562

Distributions were paid subsequent to December 31, 2015 to the stockholders from December 2015 through March 2016 as follows (in thousands):

Distribution Period	Date Distribution Paid	Gross Amount of Distribution Paid
December 1, 2015 through and including December 31, 2015	1/4/2016	$10,320
January 1, 2016 through and including January 31, 2016	2/2/2016	10,315
February 1, 2016 through and including February 29, 2016	3/2/2016	9,678
March 1, 2016 through and including March 31, 2016	4/1/2016	10,367

All distributions paid during the years ended December 31, 2015 and 2014 have been funded by a combination of cash generated through operations, borrowings, and offering proceeds.

Beneficial Ownership of Shares by Directors and Officers

The following table shows, as of April 15, 2016, the amount of our common stock beneficially owned (unless otherwise indicated) by (a) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (b) our directors, (c) our executive officers, and (d) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percentage
Jeffrey S. Edison	343,453	(3)(4)(5)	*
R. Mark Addy	14,054	(5)	*
Devin I. Murphy	31,331		*
Jennifer L. Robison	—		*
Leslie T. Chao	27,778		*
Paul J. Massey, Jr.	4,930		*
Stephen R. Quazzo	64,843		*
All officers and directors as a group	486,389		*

*	Less than 1.0%
(1)	Address of each named beneficial owner is c/o Phillips Edison Grocery Center REIT I, Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249.
(2)	None of the shares are pledged as security.
(3)	The Advisor has acquired 176,509 shares from us. Mr. Edison indirectly owns and controls Advisor, and therefore has voting and dispositive control of the shares held by Advisor.
(4)	Phillips Edison Limited Partnership holds 55,556 Shares. Mr. Edison is the chairman and chief executive officer of the general partner of Phillips Edison Limited Partnership, and therefore has voting and dispositive control of the shares held by Phillips Edison Limited Partnership.
(5)	Excludes 2,367,540 limited partnership units of our Operating Partnership held by the Advisor. Mr. Edison indirectly owns and controls the Advisor. It is anticipated that Mr. Addy will be assigned 142,052 of these limited partnership units in connection with a listing or a liquidity event for our stockholders provided that he continues to be employed with an affiliate of our company at the time of the event. In accordance with the terms of the limited partnership agreement of our Operating Partnership, units of limited partnership of our Operating Partnership are exchangeable for cash or, at the option of our Operating Partnership, shares of our common stock. However, under our advisory agreement, the Advisor is prohibited from exercising any rights it may have to exchange any units of limited partnership for cash or shares of our common stock until the occurrence of a listing or a liquidity event for our stockholders.

Recent Securities Transactions

Effective February 29, 2016, March 31, 2016 and April 22, 2016, pursuant to the Company’s SRP, the Company repurchased approximately 80,921, 96,072 and 29,997 Shares, respectively, at $10.20 per Share, for an aggregate price of approximately $2.1 million.

On March 1, 2016 and April 1, 2016, pursuant to the Company’s DRIP, the Company issued approximately 471,399 and 497,656 Shares, respectively, at $10.20 per Share, for aggregate proceeds of approximately $9.9 million.

During the 60 days prior to April 25, 2016, no other transactions with respect to the Shares have been effected by the Company or by any of its executive officers, directors, affiliates or subsidiaries.

Except as set forth above: (a) the Company does not, and to its knowledge, none of the persons listed above nor any of their affiliates, beneficially own or has a right to acquire any Shares or any other equity securities of the Company; (b) the Company has not, and to its knowledge the persons or entities referred to in clause (a) above have not, effected any transaction in the Shares or any other equity securities of the Company during the 60 days prior to April 25, 2016.

Other Interests

Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this Offer to Purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this Offer to Purchase or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO) that has a later date. We incorporate by reference the documents listed below (except to the extent that the information contained therein is deemed “furnished” and not “filed” in accordance with SEC rules):

•	our Definitive Proxy Statement on Schedule 14A, filed on April 29, 2015;
•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 3, 2016;
•	our Current Report on Form 8-K, filed on April 15, 2016; and
•	our Schedule 14D-9, filed on April 25, 2016.

The information relating to us contained in this Offer to Purchase should be read together with the information in the documents incorporated by reference. Any statement contained in any document incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in the Offer. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Offer.

14. Additional Information

We have filed an issuer Tender Offer Statement on Schedule TO with the SEC that includes certain additional information relating to the Offer. We intend to supplement and amend the Schedule TO to the extent required to reflect information we subsequently file with the SEC. This material may be inspected and copied at prescribed rates at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website (http://www.sec.gov) that contains our Schedule TO, reports and other information about us, including our annual, quarterly and current reports, proxy statements and other SEC filings. You may also obtain a copy of our Schedule TO or a copy of any or all of the documents incorporated herein by reference, other than the exhibits to any documents that are not specifically incorporated by reference herein, free of charge by contacting us at the address or telephone number set forth on the first page of this Offer to Purchase.

15. Certain Legal Matters; Regulatory Approvals

We are neither aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body that would be required for us to acquire Shares as contemplated by the Offer. We contemplate that we will seek any approvals or make any filings that may become necessary. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of a required approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for the tendered Shares are subject to the satisfaction of certain conditions. See Section 6.

16. Material U.S. Income Tax Consequences

The following discussion is a general summary of the material U.S. federal income tax consequences related to the tender of Shares pursuant to the Offer. It does not contain any discussion of state, local or non-U.S. tax consequences. You should consult your tax advisor for a complete description of the federal, state, local and non-U.S. tax consequences to you of tendering Shares pursuant to the Offer.

This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below.

This summary of the material U.S. federal income tax consequences applies to you only if you hold Shares as a “capital asset” (generally, property held for investment). Special rules not discussed here may apply to you if you are (a) a broker-dealer or a dealer in securities or currencies, (b) an S corporation, (c) a partnership or other pass-through entity, (d) a bank, thrift or other financial institution, (e) a regulated investment company or a REIT, (vi) an insurance company, a tax-exempt organization, (f) a person that is not a U.S. stockholder, as defined below, (g) subject to the alternative minimum tax provisions of the Code, (h) holding Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction, (i) holding Shares through a partnership or other pass-through entity, or (j) a U.S. person whose “functional currency” is not the dollar.

This summary is for general information purposes only and is not tax advice.

The balance of this summary applies only to U.S. stockholders that are not tax-exempt organizations. For these purposes, a “U.S. stockholder” is a beneficial owner of Shares that for federal income tax purposes is:

•	a citizen or resident of the United States;
•	a corporation or partnership (including an entity treated as a corporation or partnership for federal tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;
•	an estate, the income of which is subject to federal income taxation regardless of its source; or
•	a trust if either a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a U.S. person.

If a partnership, including any entity that is treated as a partnership for federal tax purposes, holds Shares, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of tendering Shares held by the partnership.

STOCKHOLDERS WHO ARE NOT U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE OFFER.

Generally.  A sale of Shares pursuant to the Offer will constitute a “redemption” under the Code and will be a taxable transaction for federal income tax purposes. If the redemption qualifies as a sale of Shares by a U.S. stockholder under Section 302 of the Code, the U.S. stockholder will recognize gain or loss equal to the difference between (a) the cash received pursuant to the Offer and (b) the U.S. stockholder’s adjusted tax basis in the Shares surrendered pursuant to the Offer. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the U.S. stockholder will not be treated as having sold Shares but will be treated as having received a distribution from us in an amount up to the amount of the cash received pursuant to the Offer. If a U.S. stockholder is treated as receiving a distribution from us, the U.S. stockholder will generally be taken into account as ordinary income dividend to the extent of our current or accumulated earnings and profits, unless we designate the dividend as a capital gain dividend.

As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the U.S. stockholder’s Shares (including any Shares constructively owned by the U.S. stockholder) that are purchased in the Offer and any Shares acquired or disposed of in a transaction that, for federal income tax purposes, is integrated with the Offer.

Sale Treatment.  Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such redemption (a) results in a “complete redemption” of all of the U.S. stockholder’s stock in us, (b) is “substantially disproportionate” with respect to the U.S. stockholder, or (c) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these three tests under Section 302 of the Code is satisfied, a U.S. stockholder must take into account not only stock that the U.S. stockholder actually owns, but also any stock that the U.S. stockholder is treated as owning pursuant to the constructive ownership rules of Section 318 of the Code. Under those rules, a U.S. stockholder generally is treated as owning (a) Shares owned by the U.S. stockholder’s spouse, children, grandchildren and parents; (b) Shares owned by certain trusts of which the U.S. stockholder is a beneficiary, in proportion to the U.S. stockholder’s interest; (c) Shares owned by any estate of which the U.S. stockholder is a beneficiary, in proportion to the U.S. stockholder’s interest; (d) Shares owned by any partnership or S corporation in which the U.S. stockholder is a partner or stockholder, in proportion to the U.S. stockholder’s interest; (e) Shares owned by any non-S corporation of which the stockholder owns at least 50% in value of the stock; and (f) Shares that the U.S. stockholder has an option or similar right to acquire. A U.S. stockholder that is a partnership or S corporation, estate, trust or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation stockholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% stockholders of a non-S corporation. Shares constructively owned by a person generally are treated as being owned by that person for the purpose of attributing ownership to another person.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will result in a “complete redemption” of all the U.S. stockholder’s Shares in us if either (a) we purchase all of the Shares actually and constructively owned by the U.S. stockholder, or (b) the U.S. stockholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the U.S. stockholder is eligible for a waiver from, and does waive (pursuant to Section 302(c)(2) of the Code), constructive ownership of Shares owned by family members. Any U.S. stockholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of Section 302(c)(2) of the Code.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “substantially disproportionate” with respect to the U.S. stockholder if (a) the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than (b) 80% of the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately before such redemptions. The fact that the redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is “not essentially equivalent to a dividend.”

A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “not essentially equivalent to a dividend” if, pursuant to the Offer, the U.S. stockholder experiences a “meaningful reduction” in his or her proportionate interest in us, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of Shares. The IRS has indicated in Revenue Ruling 76-385 that a very small reduction in the proportionate interest of a small minority stockholder who does not exercise any control over corporate affairs generally constitutes a “meaningful reduction” in the stockholder’s interest in the company where the company’s stock is widely held and publicly traded. Although our Shares are widely held, our Shares are not publicly traded. U.S. stockholders are urged to consult their tax advisers about the applicability of that ruling to the Offer.

U.S. stockholders should be aware that an acquisition or disposition of Shares as part of a plan that includes the U.S. stockholder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the foregoing tests is satisfied. U.S. stockholders are urged to consult their own advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated. U.S. stockholders should also be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. Therefore, a U.S. stockholder (other than an Odd Lot Holder who tenders all of his or her Shares) can be given no assurance, even if the U.S. stockholder tenders all of his or her Shares, that we will purchase a sufficient number of such Shares to permit the U.S. stockholder to satisfy any of the foregoing tests.

If any of the foregoing three tests is satisfied, the U.S. stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the U.S. stockholder’s adjusted tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares that were acquired in a single transaction). Capital gain or loss generally will be long-term capital gain or loss if, at the time we accept the Shares for payment, the U.S. stockholder held the Shares for more than one year. Long-term capital gains of individuals, estates and trusts generally are subject to a maximum U.S. federal income tax rate of 20%. Short-term capital gains of individuals, estates, and trusts generally are subject to a maximum federal income tax rate of 39.6%. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income.

Dividend Treatment.  If none of the foregoing three tests under Section 302 of the Code is satisfied, the U.S. stockholder generally will be treated as having received a distribution in an amount equal to the amount of cash received by the U.S. stockholder pursuant to the Offer. That distribution will be treated as ordinary dividend income to the extent our current or accumulated earnings and profits are allocated to the distribution, unless we designate the dividend as a capital gains dividend. Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, our ordinary dividends generally will not qualify for the 20% tax rate on “qualified dividend income” received by taxpayers taxed as individuals. Our ordinary dividends, with limited exceptions, paid to taxpayers taxed as individuals are taxed at the higher federal income tax rate applicable to ordinary income, which is a maximum rate of 39.6%.

Constructive Distributions.  Provided that no tendering U.S. stockholder is treated as receiving a dividend as a result of the Offer, stockholders whose percentage ownership of the Company increases as a result of the Offer will not be treated as realizing taxable constructive distributions by virtue of that increase. In the event that any tendering U.S. stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Company increases as a result of the Offer, including stockholders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of the Company as a result of the Offer. A constructive distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to it. This dividend treatment will not apply if the purchase of Shares pursuant to the Offer is treated as an “isolated redemption” within the meaning of the Treasury Regulations.

Medicare Tax on Unearned Income.  A U.S. stockholder that is an individual is subject to a 3.8% tax on the lesser of (a) his or her “net investment income” for the relevant taxable year or (b) the excess of his or her modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to certain estates and trusts. Net investment income generally would include dividends on our stock and gain from the sale of our stock. If you are a U.S. stockholder that is an individual, an estate or a trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our stock.

Information Reporting.  Information returns will generally be filed with the IRS in connection with the gross proceeds payable to a U.S. stockholder pursuant to the Offer. We will rely on information previously provided by you in order to determine whether backup withholding is required. If we have not received this information from you, then unless an exemption exists and is proven in a manner satisfactory to the Depositary, a U.S. stockholder will be subject to backup withholding on these payments. If you have not previously provided this information or wish to change previously provided information, you must submit to the Depositary a completed Form W-9, which can be obtained from the Depositary or from www.irs.gov. Certain stockholders (including, among others, all corporations and certain non-U.S. foreign individuals who provide an IRS Form W-8BEN) are not subject to these backup withholding and reporting requirements. The amount of any backup withholding from a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund.

Federal income tax information reporting rules require “cost basis” for Shares involved in certain transactions to be reported to stockholders and the IRS. More specifically, upon the transfer or redemption of any Shares subject to those reporting requirements, a broker must report both the cost basis of the Shares and the gain or loss recognized on the transfer or redemption of those Shares to the stockholder and to the IRS on Form 1099-B.

In connection with the purchase of Shares pursuant to this Offer, U.S. stockholders may identify by lot the Shares that are purchased, but U.S. stockholders who do not identify specific lots in a timely manner will be transferred on a “first in/first out” basis. U.S. stockholders should consult their tax advisors regarding the consequences of the “cost basis” information reporting rules.

17. Recommendation

For reasons discussed herein, our Board of Directors recommends that stockholders DO NOT tender their shares in this Offer. However, each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on Form 10-K and our Current Report on Form 8-K filed with the SEC on April 15, 2016 (which disclosed the most recent estimated value per Share affirmed by our Board of Directors), which are incorporated herein by reference and can be found in the “SEC Filings” section of our website, http://www.grocerycenterreit1.com, and consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.

Because each stockholder’s investment decision is a personal one, based on their own financial circumstances, no person has been authorized to make any recommendation on our behalf as to whether stockholders should tender their Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained or incorporated by reference herein or in a Letter of Transmittal. If given or made, the recommendation and information and representations must not be relied on as having been authorized by us.

18. Miscellaneous

The Offer is not being made to, and tenders will not be accepted from, stockholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of the applicable jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of the applicable jurisdiction. However, we reserve the right to exclude stockholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. We believe this exclusion is permissible under applicable laws and regulations, provided we make a good faith effort to comply with any law deemed applicable to the Offer.

We have retained DST to act as the Depositary, the Paying Agent and the Information Agent in connection with the Offer. In its role as Depositary, DST will receive Letters of Transmittal and Withdrawal Letters and provide information regarding the Offer to those persons, including stockholders that contact it. As Paying Agent, DST will be responsible for determining the Purchase Price and proration factor, if any, and matching payment for all Shares purchased by us in the Offer. As the Information Agent, DST may contact stockholders by mail, telephone, e-mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

DST will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to DST as described above) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or custodian or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of DST for purposes of the Offer.

Stockholders holding their Shares of record will not be required to pay any fees or commissions in connection with the tender directly to the Depositary and purchase of their Shares. Beneficial owners who do not own their Shares as record holders are urged to consult the broker, dealer or other nominee or custodian who is the record holder of their Shares to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee or custodian stockholders and not directly to the Depositary. Stockholders holding their Shares through such broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary (DST). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (DST) on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.